EXECUTIVE CONTRACT AGREEMENT


AGREEMENT made as of the 1st day of April, 2004 by and between Blue Ribbon Group, a North Carolina Corporation (hereinafter referred to as BRG), and New York Cross Harbor Railroad Terminal Corporation, New York Regional Railroad, OSK Capital 1, JS Transport and CH Proprietary, a New York Corporation, Delaware Corporation, and New Jersey Corporation respectively having their principal place of businesses located at 4302 First Ave., Brooklyn, New York (hereinafter referred to collectively as "the Company").

WHEREAS the parties hereto have negotiated a mutually satisfactory arrangement for the contract services of BRG to provide executive management for the Company.

Now therefore, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:


         1. Services and Duties. The Company hereby assigns Ronald Bridges of BRG to be the CEO of New York Regional Rail Corporation, New York Cross Harbor Railroad, JS Transport, and CH Proprietary and Ronald Bridges hereby accepts such assignment upon the terms and conditions hereinafter set forth. Ronald Bridges shall devote himself diligently to the promotion of the Company's interests. Ronald Bridges shall provide, but not limited to, the usual services provided as the CEO and those duties reasonably requested of him by the Board of Directors.


         2. Term. The term of this Agreement shall be one (1) year commencing on the date first above written. The Company hereto may terminate this Agreement at any time "for cause" or a disability whereby BRG is unable to perform the duties set forth in this Agreement for a period of three consecutive months The Agreement shall automatically renew for a period of one (1) year unless either party gives the other written notice 60 days prior to the end date of the contract that the party wishes to terminate the renewal.


         3. Compensation.


                  A. Regular Compensation
                  As compensation for the services rendered by BRG, the Company will pay to BRG one million (1,000,000) warrants of NYRR. Each warrant shall be exercisable at $0.0001 into one share of NYRR common stock for a period ending March 31, 2005. The Company agrees to allow use of Corporate facilities as necessary for providing the services described in this Agreement.

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                  B. Bonus Compensation
                  BRG shall also be entitled to the following Bonus Compensation pursuant to the achievement of the following terms:

                  If the Company reports in its SEC filings, net income from operations in excess of $200,000 for the period of April 1, 2004 to March 31, 2005, BRG will receive $5,000 for the first $200,000 in net income from operations and $5,000 for each $100,000 of net income from operations in excess of $200,000. At the discretion of BRG this Bonus may be taken in shares of NYRR with said shares valued at a rate of $0.1265 each, which was 110% of the closing price of the Company's common stock on March 31, 2004.

                  Said Monetary Bonus Compensation will be paid by May 15 of each complete year.

                  C. Vacation Time.
                  Ronald Bridges shall be entitled to four (4) weeks paid vacation per year while this Agreement is in effect.

         4. Expenses. During the term of this Agreement the Company shall pay, or reimburse Ronald Bridges for, the reasonable and necessary expenses incurred in connection with this agreement, and such other expenses as the Board of Directors shall specifically approve. Ronald Bridges shall be compensated for business use of his vehicle at the rate of thirty ($0.30) cents per mile.

         5. Termination For Cause. At any time during the Term, the Company may terminate this agreement and the assignment of Ronald Bridges as CEO and President hereunder for Cause (as defined herein), effective immediately upon notice to Ronald Bridges.


         For purposes of this Agreement, Cause shall mean that Ronald Bridges:
         (1) breaches, neglects or fails to diligently perform to the reasonable satisfaction of the Company any or all of this duties under this Agreement, (2) commits an act of dishonesty or breach of trust, or acts in a manner which is inimical or injurious to the business or interest of the Company, (3) violates or breaches any of the provisions of the Agreement, (4) act or omission to act results in or is intended to result directly in gain to or personal enrichment at the Company's expense., (5) is indicted for or convicted of a felony or any crime involving larceny, embezzlement or moral turpitude, (6) becomes insolvent, makes an assignment for the benefit of creditors, files or has tiled against him a petition for relief or other proceeding under federal bankruptcy law or state insolvency law or is assessed, or administered in any type of creditor's proceedings.

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         On termination of this Agreement, all rights to compensation and benefits of BRG shall cease as of the Date of Termination, except BRO shall be entitled to any unpaid portion compensation earned to the Date of Termination.


         6. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.


         7. Notice. Any notice required to be given by this Agreement shall be delivered in hand to the person to whom such notice is addressed or mailed to such person by certified mail to the following appropriate address:


                  To the Company:           Gordon Kuhn
                                            Chairman of the Board
                                            6 Linden St. East
                                            Jersey City, NJ


                  To BRG:                   Ronald Bridges
                                            Blue Ribbon Group
                                            522 N. Washington Street
                                            Rutherfordton, NC 28139


         8. Governing Law. This Agreement shall be governed, construed and enforced according to the laws of the State of New York and no other. All actions, whether sounding in contract or in tort, shall be instituted and litigated in the State of New York and the parties hereto submit to the jurisdiction of the courts of the State of New York, specifically the United States District Court of New York and/or Superior Court of New York.


         9. Nondisclosure. At all times during and after the Term, BRG shall keep confidential and shall not, except with the Company's express prior written consent, or except in the proper course of his employment with the Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for his own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of the Company's business, including without limitation; names of customers and

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         suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of BRG.


         10. Entire Agreement. It is specifically stipulated that there arc no verbal agreements or understandings between the parties hereto affecting this Agreement, and that this Agreement constitutes the sole agreement between the parties. All prior contract agreements between BRG and the Company (and/or any of its affiliates) are hereby terminated as of the date hereof as fully performed on both sides.


         In Witness Whereof the parties have caused this Agreement to be executed, sealed and delivered, in the case of the Company by its officer thereunto duly authorized, as of the date first above written.



The Company

By:



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Ribbon Group, Inc.

By:



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